Exhibit (h)(3)(b)
     AMENDMENT TO TRANSFER AGENT AND DIVIDEND DISBURSING AGENT AGREEMENT
                              Dated  July 24, 2002

	The Transfer Agent and Dividend Disbursing Agent Agreement (the "Agreement"), dated March 16, 1994, amended January 19, 1996, by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Corporation"), for the Hawaii Municipal Fund series and the Hawaii Intermediate Fund series and First Pacific Recordkeeping, Inc., a Hawaii corporation, is amended as follows:

        FIRST:	Pursuant to Section 27 of the Agreement, the Agreement is
hereby
amended to apply to the following series: Hawaii Municipal Fund Investor Class, Hawaii Intermediate Fund Investor Class and Hawaii Municipal Fund Institutional Class. All references to any series of the Corporation will be called the "Fund" unless expressly noted otherwise.

	SECOND:	The foregoing amendments to the Agreement have been duly
approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Agreement Amendment will become effective on July 24,
2002.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

					FIRST PACIFIC MUTUAL FUND, INC.


					By:  __/s/ Terrence K.H. Lee__________________
						Terrence K.H. Lee, President


					Attest:  /s/ Jean M. Chun_____________________
						Jean M. Chun, Secretary


					FIRST PACIFIC RECORDKEEPING, INC.


					By:  __/s/ Terrence K. H. Lee__________________
						Terrence K.H. Lee, President


					Attest:  /s/ Jean M. Chun______________________
						Jean M. Chun, Secretary